Exhibit (c)(iv)
NEW SOUTH WALES TREASURY
CORPORATION
FINANCIAL REPORT
For the year ended 30 June 2009

NEW SOUTH WALES TREASURY CORPORATION
INCOME STATEMENT
FOR THE YEAR ENDED 30 JUNE 2009

			CONSOLIDATED		CORPORATION
			2009	2008	2009	2008
	Note		$’000	$’000	$’000	$’000

Income from changes in fair value	2		4,191,300	2,755,645	4,191,300	2,755,645
Less: Expenses from changes in fair value	3		(4,011,789)	(2,718,654)	(4,011,789)	(2,718,654)

Net income from changes in fair value			179,511	36,991	179,511	36,991
Fees and commissions	4		25,757	21,253	25,757	21,253

Total net income			205,268	58,244	205,268	58,244

Less: General administrative expenses
Staff costs			(16,252)	(13,860)	(1,401)	(1,128)
Personnel services costs			—	—	(14,851)	(12,584)
Financial services costs			(1,592)	(1,236)	(1,592)	(1,236)
Information technology costs			(7,943)	(4,642)	(7,943)	(4,790)
Premises and administration costs			(4,835)	(4,839)	(4,835)	(4,839)

Total general administrative expenses			(30,622)	(24,577)	(30,622)	(24,577)
Transaction issuance fees			(4,328)	—	(4,328)	—
Other transaction costs			(2,933)	(1,909)	(2,933)	(1,909)

Total transaction costs			(7,261)	(1,909)	(7,261)	(1,909)

Total general administrative and transaction costs	4		(37,883)	(26,486)	(37,883)	(26,486)

Profit before income tax equivalent expense			167,385	31,758	167,385	31,758
Income tax equivalent expense	1	(c)	(43,520)	(8,257)	(43,520)	(8,257)

Profit for the year after income tax equivalent expense			123,865	23,501	123,865	23,501

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION
BALANCE SHEET
AS AT 30 JUNE 2009

			CONSOLIDATED		CORPORATION
			2009	2008	2009	2008
	Note		$’000	$’000	$’000	$’000

Assets
Cash and liquid assets	5		233,128	447,610	233,128	447,610
Outstanding settlements receivable	1	(e)	1,054,096	418,540	1,054,096	418,540
Due from financial institutions	6		1,481,762	21,288	1,481,762	21,288
Securities held	7		7,753,148	5,674,466	7,753,148	5,674,466
Derivative financial instruments receivable	14		572,192	134,517	572,192	134,517
Loans to government clients	8		37,888,685	30,333,393	37,888,685	30,333,393
Other assets	9		33,891	20,389	33,697	20,153
Plant and equipment	10		2,865	2,688	2,865	2,688

Total assets			49,019,767	37,052,891	49,019,573	37,052,655

Liabilities
Due to financial institutions	11		3,776,459	3,415,769	3,776,459	3,415,769
Outstanding settlements payable	1	(e)	290,142	305,112	290,142	305,112
Due to government clients	12		888,936	538,512	888,936	538,512
Borrowings	13		43,455,468	31,809,246	43,455,468	31,809,246
Derivative financial instruments payable	14		425,543	900,409	425,543	900,409
Income tax (equivalent) payable			2,762	2,337	2,762	2,337
Other liabilities and provisions	15		105,442	38,356	105,248	38,120

Total liabilities			48,944,752	37,009,741	48,944,558	37,009,505

Net assets			75,015	43,150	75,015	43,150

Represented by:
Equity
Retained profits	18		75,015	43,150	75,015	43,150

Total equity			75,015	43,150	75,015	43,150

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION
STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2009

		CONSOLIDATED		CORPORATION
		2009	2008	2009	2008
	Note	$’000	$’000	$’000	$’000

Total equity at the beginning of the year		43,150	43,149	43,150	43,149

Profit for the year after income tax equivalent expense		123,865	23,501	123,865	23,501

Total income and expense for the year		123,865	23,501	123,865	23,501

Less: Dividend payable	15	(92,000)	(23,500)	(92,000)	(23,500)

Total equity at year end	18	75,015	43,150	75,015	43,150

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION
CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 JUNE 2009

		CONSOLIDATED		CORPORATION
		2009	2008	2009	2008
	Note	$’000	$’000	$’000	$’000

Cash inflows (outflows) from operating activities
Interest received		2,371,214	2,460,869	2,371,214	2,460,869
Interest and other costs of finance paid		(2,491,177)	(2,410,371)	(2,491,177)	(2,410,371)
Fees and commissions received		17,919	21,296	17,919	21,296
Payments of tax equivalents		(43,095)	(8,484)	(43,095)	(8,484)
Receipt of Goods and Services Tax		2,294	1,415	2,294	1,415
Payments of administrative expenses		(34,478)	(22,623)	(34,478)	(22,623)
Loans to government clients made		(11,055,628)	(7,166,039)	(11,055,628)	(7,166,039)
Loans to government clients repaid		4,666,991	4,263,317	4,666,991	4,263,317

Net cash used in operating activities	28	(6,565,960)	(2,860,620)	(6,565,960)	(2,860,620)

Cash inflows (outflows) from investing activities
Purchases of plant and equipment		(2,799)	(2,922)	(2,799)	(2,922)
Net cash to securities held		(3,337,551)	(1,852,953)	(3,337,551)	(1,852,953)

Net cash used in investing activities		(3,340,350)	(1,855,875)	(3,340,350)	(1,855,875)

Cash inflows (outflows) from financing activities
Proceeds from issuance of borrowings and short term securities		59,962,846	35,186,898	59,962,846	35,186,898
Repayment of borrowings and short term securities		(50,386,797)	(30,340,191)	(50,386,797)	(30,340,191)
Net cash used in the purchase or repayment of other short term financial instruments		(24,910)	(68,159)	(24,910)	(68,159)
Dividend paid		(23,500)	(33,800)	(23,500)	(33,800)

Net cash provided by financing activities		9,527,639	4,744,748	9,527,639	4,744,748

Net (decrease) increase in cash held		(378,671)	28,253	(378,671)	28,253

Cash and cash equivalents at the beginning of the year		214,775	186,522	214,775	186,522

Cash and cash equivalents at the end of the year	27	(163,896)	214,775	(163,896)	214,775

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2009
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a. Basis of preparation
The financial report is a general purpose financial report and has been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2005 and the New South Wales Treasurer’s Directions. It has also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board.
Australian Accounting Standards include Australian equivalents to International Financial Reporting Standards (IFRS). Compliance with the Australian equivalents to IFRS ensures this financial report, comprising the financial statements and accompanying notes for the consolidated entity, complies with IFRS.
The following standards, which have been issued but are not effective until annual reporting periods beginning on or after 1 July 2009, have not been early adopted:-
▪	AASB 8 Operating Segments (amended)

▪	AASB 101 Presentation of Financial Statements (amended)

▪	AASB 2007-10 Further Amendments to Australian Accounting Standards arising from AASB 101

▪	AASB 2008-5 Amendments to Australian Accounting Standards arising from the Annual Improvements Project

▪	AASB 2008-6 Further Amendments to Australian Accounting Standards arising from Annual Improvements Process

▪	AASB 2009-2 Amendments to Australian Accounting Standards – Improving Disclosures about Financial Instruments
When applied, these standards will impact only on the presentation of the financial statements and disclosures in the notes.
The financial report is prepared on the basis of a ‘for-profit‘ entity as determined by the accounting standards.
The financial report is prepared using the accrual basis of accounting. Financial assets and financial liabilities are stated on a fair value basis of measurement. Plant and equipment is stated at the fair value of the consideration given at the time of acquisition. Employee benefits are recognised on a present value basis, as detailed in Note 1(i). All other assets, liabilities and provisions are measured at historical cost.
All amounts are shown in Australian dollars and are rounded to the nearest thousand dollars unless otherwise stated. Assets and liabilities are presented on the balance sheet in order of liquidity.
Accounting policies and the presentation adopted in this financial report are consistent with the previous year. Comparative information has been reclassified, where necessary, to be consistent with the current year.
b. Principles of Consolidation
The financial report of the consolidated entity includes the accounts of New South Wales Treasury Corporation (‘the Corporation’), being the parent entity, its wholly-owned subsidiary, TCorp Nominees Pty Limited, and the special purpose service entity, Treasury Corporation Division of the Government Service (‘TCorp Division’).
TCorp Division is deemed to be a reporting entity, and a controlled entity of the Corporation, in accordance with NSW Treasury Circular TC 06/13 Financial Reporting and Annual Reporting Requirements Arising from Employment Arrangements. The effect of all transactions and balances between entities in the consolidated entity are eliminated in full. Information provided in the notes to these financial statements refers to the consolidated entity only, unless otherwise stated (refer Notes 9, 15 and 26), as there is no material difference between the results or financial position of the consolidated entity and the Corporation.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2009
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
c. Tax Equivalents
The Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 exempt the Corporation and its controlled entities from liability for Commonwealth income tax. However, the Corporation is subject to tax equivalent payments to the New South Wales Government.
The Corporation’s liability was determined to be an amount equal to 26% of the profit for the period (2008: 26%).
d. Financial Assets and Liabilities
The Corporation has elected to designate all financial assets and financial liabilities as ‘fair value through the profit or loss’, consistent with the provisions of accounting standard AASB 139 Financial Instruments: Recognition and Measurement. The eligibility criteria for this election have been satisfied as the Corporation manages its balance sheet on a fair value basis. This is actively demonstrated through the measurement and reporting of risks, limits, valuations and performance, consistent with risk management policies approved by the Board. Derivative financial instruments are deemed to be ‘held for trading’ under AASB 139 and must be accounted as ‘fair value through profit or loss’. Therefore all financial assets, financial liabilities and derivative financial instruments are valued on a fair value basis as at balance date with resultant gains and losses from one valuation date to the next recognised in the income statement.
Where an active market exists, fair values are determined by reference to the specific market quoted prices/yields at the year end. If no active market exists, judgement is used to select the valuation technique which best estimates fair value by discounting the expected future cash flows arising from the securities to their present value using market yields and margins appropriate to the securities. These margins take into account credit quality and liquidity of the securities. Market yields used for valuing loans to clients are derived from yields for similar debt securities issued by the Corporation which are detailed in Note 19.
All financial assets, liabilities and derivatives are recognised on the balance sheet at trade date being the date the Corporation becomes party to the contractual provisions of the instrument.
Financial assets are de-recognised when the Corporation’s contractual rights to cash flows from the financial assets expire. Financial liabilities are de-recognised when the Corporation’s contractual obligations are extinguished.
Securities sold under repurchase agreements are retained in the Securities Held classification on the balance sheet (Note 7). The Corporation’s obligation to buy back these securities is recognised as a liability and disclosed in Due To Financial Institutions (Note 11).
Transactions conducted on behalf of others are disclosed in Note 24 (Fiduciary Activities) and those transactions offset or contingent on future events are disclosed in Note 25 (Contingent Liabilities & Commitments).
e. Outstanding Settlements
Outstanding settlements receivable comprise the amounts due to the Corporation for transactions that have been recognised, but not yet settled, as at the balance date. Outstanding settlements payable comprise amounts payable by the Corporation for transactions that have been recognised, but not yet settled, as at the balance date.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2009
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
f. Other Assets and Liabilities
Other Assets, including debtors, intangible assets, prepayments and deposits, and Other Liabilities, including creditors, expense accruals, and provisions, are all stated at fair value.
Computer software is classified as an intangible asset and amortised on a straight line basis over the estimated useful life of the asset. Estimated useful lives are generally five years from the date the computer software is commissioned. The assets’ useful lives are reviewed and adjusted if appropriate at each balance date. Systems projects that are implemented in stages are recorded as work-in-progress within the computer software classification until they are commissioned and commence amortising.
g. Plant and Equipment
Plant and Equipment comprising leasehold improvements, office furniture and equipment, computer hardware and motor vehicles are stated at cost less accumulated depreciation and impairment which approximates fair value. Cost includes expenditure that is directly attributable to the acquisition or construction of the item. Depreciation is calculated on a straight-line basis, from the date the assets are commissioned, over their estimated useful lives as follows:
▪	Leasehold improvements over the term of the lease, which currently expires on 19 May, 2012.

▪	Equipment and vehicles
–	Computer hardware — three years

–	Motor vehicles — five years

–	Furniture and fittings — seven years
The assets’ residual values, useful lives and depreciation method are reviewed at the end of each annual reporting period with the effects of any changes recognised on a prospective basis.
The gain or loss arising on disposal or retirement of an item of plant or equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.
h. Impairment of assets
Items of Plant and Equipment and Intangible Assets are assessed annually for any evidence of impairment. Where evidence of impairment is found, the carrying amount is reviewed and, if necessary, written down to the asset’s recoverable amount.
i. Employee Benefits
Provision for annual leave is recognised on the basis of statutory and contractual requirements and is measured at nominal values using the remuneration rate expected to apply at the time of settlement. The provision for long service leave represents the present value of the estimated future cash outflows to employees in respect of services provided by employees up to the year end, with consideration being given to expected future salary levels, previous experience of employee departures and periods of service.
j. Foreign Currency Transactions
Foreign currency transactions are initially translated into Australian dollars at the rate of exchange at the date of the transaction. At year end, foreign currency monetary items are translated to Australian dollars at the spot exchange rate current at that date. Resulting exchange differences are recognised in the income statement.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2009
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
k. Cash and liquid assets
Cash and liquid assets includes cash and liquid assets that are readily convertible to cash. For the purpose of the Cash Flow Statement, cash and cash equivalents includes cash and liquid assets net of outstanding short-term borrowings.
l. Leased assets
Operating lease payments are recognised as an expense on a straight-line basis over the lease term.
m. Fiduciary Activities
The Corporation acts as agent and manager for various client asset and debt portfolios and as trustee and manager of the Hour-Glass unit trust investment facilities. The associated liabilities and assets are not recognised in the balance sheet of the Corporation. Management fees earned by the Corporation in carrying out these activities are included in the income statement on an accrual basis.
n. Set-off of Assets and Liabilities
The Corporation from time to time may facilitate certain structured financing arrangements for clients. In such arrangements where a legally recognised right to set-off the assets and the liabilities exists, and the Corporation intends to settle on a net basis, the assets and liabilities arising are set-off and the net amount is recognised in the balance sheet.
o. Income Recognition
Income is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. Specific types of income are recognised as follows:
▪	Interest income

Interest income includes accrued interest, discount and premium.

▪	Fees and commissions

Fees and commissions for services provided are recognised in the period in which the service is provided.
p. Goods and Services Tax (GST)
Income, expenses and assets (other than receivables) are recognised net of the amount of GST. The amount of GST on expenses that is not recoverable from the taxation authority is recognised as a separate item of administration expense. The amount of GST on assets that is not recoverable is recognised as part of the cost of acquisition. Receivables and payables are recognised inclusive of GST.
q. Segment Information
The Corporation operates solely within the capital markets, banking and finance industry segment to provide financial services to the New South Wales public sector. Given the nature of its core functions and the legislative intent, the Corporation operates within Australia, although it does raise a proportion of its funding from offshore. As such, no geographic location segment reporting is presented within this financial report.
r. Dividends
The Corporation’s commitment to pay a dividend to the New South Wales Government is ratified in a Statement of Business Intent. Additionally the basis for determination of the year’s dividend is recorded in a Board resolution prior to the end of the financial year.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2009
2. INCOME FROM CHANGES IN FAIR VALUE

	2009	2008
	$’000	$’000

Income from changes in fair value is comprised of:
Interest income received or receivable	2,561,265	2,422,650
Gains on derivative financial instruments	491,240	10,328
Net foreign exchange gain	—	13
Increase in fair value of financial assets (liabilities)	1,138,795	322,654

	4,191,300	2,755,645

3. EXPENSES FROM CHANGES IN FAIR VALUE

	2009	2008
	$’000	$’000

Expenses from changes in fair value is comprised of:
Interest expense paid or payable	2,442,267	2,357,800
Losses on derivative financial instruments	58,613	59,250
Net foreign exchange loss	78	—
Decrease in fair value of financial assets (liabilities)	1,510,831	301,604

	4,011,789	2,718,654

Derivative financial instruments are used to manage interest rate risk and exchange rate risk. Gains or losses on derivative financial instruments are largely offset by changes in the fair value of financial assets and liabilities.

4. PROFIT FOR THE YEAR

	2009	2008
	$’000	$’000

The profit for the year includes the following specific items:
Fees and Commissions	25,757	21,253
Comprising:
Specific client mandates	18,721	11,254
- asset portfolios	4,245	3,726
- debt portfolios	14,476	7,528

Hour-Glass facility trusts	4,740	7,588

Other fees and commissions from NSW government entities	2,297	2,411

Total general administrative expenses	37,883	26,486
Includes:
Auditors remuneration to the Audit Office of NSW	267	278
- for audit of the financial report	257	268
- other services	10	10

Consultants fees	38	99

Depreciation & amortisation	2,243	2,322

Key Management Personnel compensation (1)	3,118	2,754
- Short-term employee benefits	2,978	2,591
- Post-employment benefits	124	117
- Other long-term employee benefits	16	46

Rental on operating leases	1,542	1,450

Superannuation expense	967	1,085
- Defined Contribution Plans	887	1,080
- Defined Benefit Plans	80	5

(1)	Key Management Personnel includes the directors and executives with the authority and responsibility for managing the consolidated entity (Note 26). The total compensation for non-executive directors for 2009 was $324,000 (2008 — $324,000).

5. CASH AND LIQUID ASSETS

	2009	2008
	$’000	$’000

Cash on hand and at bank	11,646	7,697
Overnight and short term placements (unsecured)	221,482	439,913

	233,128	447,610

The overnight and short term placements for up to seven days are made to domestic financial institutions with principal and interest repayable at maturity date.
6. DUE FROM FINANCIAL INSTITUTIONS

	2009	2008
	$’000	$’000

Term placements (unsecured)	20,115	21,288
Short-term bank deposits	1,461,647	—

	1,481,762	21,288

Term placements (unsecured) are held with domestic financial institutions to cater for client annuity streams.
7. SECURITIES HELD

	2009	2008
	$’000	$’000

Bank bills, certificates of deposit	3,972,055	3,159,198
Commercial paper	407,527	1,076,093
Government, semi-government and supranational bonds	3,288,514	1,250,762
Indexed annuity bonds	20,821	—
Securities sold under repurchase agreements	64,231	188,413

	7,753,148	5,674,466

Securities held are used mainly to cover liquidity requirements and to support client deposits accepted.

8. LOANS TO GOVERNMENT CLIENTS

	2009	2008
	$’000	$’000

New South Wales public sector clients
— Crown Entity	13,055,292	10,641,565
— Electricity Sector	14,929,359	11,747,617
— Transport Sector	1,155,895	1,266,227
— Water Sector	6,728,825	4,943,869
— Other Sectors	1,978,570	1,695,847
— Universities	40,744	38,268

	37,888,685	30,333,393

Loans to clients comprise financial accommodation on simple interest, discount, fixed interest, floating rate or capital indexed bases.
For capital indexed loans, coupons and face value are indexed quarterly in line with changes in inflation. The fair value of these loans at balance date totaled $1,520.0 million (2008: $981.5 million).
Loans to New South Wales public sector clients and universities are guaranteed by the New South Wales Government.
9. OTHER ASSETS

	CONSOLIDATED		CORPORATION
	2009	2008	2009	2008
	$’000	$’000	$’000	$’000

Debtors and fee accruals	18,986	12,743	18,986	12,732
Intangible assets	6,561	2,527	6,561	2,527
Security deposits	6,673	4,683	6,673	4,683
Prepaid superannuation (Note 22)	144	225	—	—
Other prepayments	1,527	211	1,477	211

	33,891	20,389	33,697	20,153

Reconciliation of Intangible assets
Opening carrying value	2,527	2,096	2,527	2,096
Additions	5,179	1,905	5,179	1,905
Amortisation	(1,002)	(1,250)	(1,002)	(1,250)
Write-offs of redundant assets	(143)	(224)	(143)	(224)

Carrying value at year end	6,561	2,527	6,561	2,527

10.	PLANT AND EQUIPMENT

	Leasehold		Equipment &
	Improvements		Vehicles		Total
	2009	2008	2009	2008	2009	2008
	$’000	$’000	$’000	$’000	$’000	$’000

Opening fair value	663	1,100	2,734	2,102	3,397	3,202
Less: Opening accumulated depreciation	90	302	619	747	709	1,049

Opening carrying amount	573	798	2,115	1,355	2,688	2,153

Changes during the year
Additions at fair value	476	392	1,183	1,620	1,659	2,012
Disposals and write-offs of redundant assets	—	(5)	(241)	(400)	(241)	(405)
Depreciation expense	(369)	(612)	(872)	(460)	(1,241)	(1,072)

Closing carrying amount	680	573	2,185	2,115	2,865	2,688

Closing fair value	1,139	663	3,447	2,734	4,586	3,397
Less: Closing accumulated depreciation	459	90	1,262	619	1,721	709

Carrying amount at year end	680	573	2,185	2,115	2,865	2,688

11. DUE TO FINANCIAL INSTITUTIONS

	2009	2009	2008	2008
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000

Short term borrowings	397,056	397,023	232,881	232,835
Repurchase agreements and other collateral	64,455	64,511	185,351	185,764
Promissory notes	3,329,000	3,314,925	3,004,000	2,997,170

	3,790,511	3,776,459	3,422,232	3,415,769

Short term borrowings include overnight, call and monthly deposits borrowed from domestic financial institutions on an unsecured basis, with face value and interest repayable at maturity date.
Securities sold under repurchase agreements are secured by cash collateral (Note 20). The Corporation has an obligation to buy back the securities on the dates agreed, usually for terms ranging up to thirty days.
Promissory notes are short term securities issued by the Corporation, usually for terms ranging up to ninety days.

12. DUE TO GOVERNMENT CLIENTS

	2009	2009	2008	2008
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000

Client deposits	863,521	864,473	514,510	517,023
Client annuity	—	24,463	—	21,489

	863,521	888,936	514,510	538,512

Deposits are received from clients on an unsecured basis. The majority of deposits have face value and interest repayable at maturity date.
13. BORROWINGS

	2009	2009	2008	2008
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000

Benchmark bonds
- domestic	30,324,388	30,814,791	14,352,640	13,789,904
- global exchangeable	7,265,752	7,365,980	14,806,644	14,275,437

	37,590,140	38,180,771	29,159,284	28,065,341
Euro medium term notes	3,522,018	3,340,110	2,731,640	2,400,558
Capital indexed bonds	1,765,178	1,518,585	919,254	980,832
Other borrowings	425,036	416,002	382,430	362,515

	43,302,372	43,455,468	33,192,608	31,809,246

Domestic benchmark bonds and global exchangeable bonds pay semi-annual coupons with the face value repayable on maturity. Global exchangeable bonds are convertible to domestic benchmark bonds at the option of the holder.
Euro medium term notes (EMTN) are issued via lead managers into both the Euro market and Japanese retail market. They are repayable at maturity with coupons payable either annually or semi-annually.
Callable Notes are also issued under the EMTN programme. These notes have a maturity date of greater than five years, with an optional redemption date of one year or more. The fair value of Callable Notes at the balance date totalled $1,768.9 million (2008: $1,405.0 million).
Capital indexed bonds are domestic bonds with quarterly coupons and face value indexed in line with changes in inflation.
The Corporation does not provide any security in the form of asset and other pledges in relation to its borrowings and other amounts due to financial institutions.
Other borrowings include retail and non-benchmark domestic bonds.

13. BORROWINGS (Continued)
The amounts on issue, by maturity were:

		2009	2009	2008	2008
		Face Value	Fair Value	Face Value	Fair Value
Maturity	Coupon	$’000	$’000	$’000	$’000

1 October 2009	6.0%	2,834,259	2,896,602	2,859,221	2,851,746
1 December 2010	7.0%	7,080,267	7,439,335	6,928,730	6,914,188
1 May 2012	6.0%	6,955,831	7,198,927	6,434,977	6,232,493
1 May 2013	5.25%	2,905,000	2,912,102	—	—
1 August 2014	5.5%	5,982,367	6,046,866	5,630,006	5,321,117
1 March 2017	5.5%	7,021,575	6,914,408	6,147,300	5,659,332
1 April 2019	6.0%	3,726,834	3,720,806	989,000	929,245
1 May 2023	6.0%	1,084,007	1,051,725	170,050	157,220

		37,590,140	38,180,771	29,159,284	28,065,341

14. DERIVATIVE FINANCIAL INSTRUMENTS
A derivative financial instrument is a contract or agreement whose value depends on (or derives from) the value of (or changes in the value of) an underlying instrument, reference rate or index.
Derivative financial instruments include swaps, forward-dated client loans, futures and forward foreign exchange contracts. Forward dated loans are priced on a consistent basis to other client loans. For all other derivative financial instruments the Corporation is not a price maker, but is a price taker in its use of derivatives.
The policy of the Corporation is to account for derivative financial instruments on a fair value basis consistent with all other financial assets or liabilities as detailed in Note 1(d). Accordingly, resultant profits and losses from one valuation date to the next are included in the income statement as they arise.
Net Exposure
The fair value of the Corporation’s transactions in derivative financial instruments outstanding at year end are as follows:

	2009	2008
	$’000	$’000

Derivative Financial Instruments Receivable
Cross currency swaps	177,592	—
Interest rate swaps	357,680	87,790
Commodity swaps	921	1,905
Forward foreign exchange contracts	35,999	44,528
Exchange traded futures (note 17)	—	294

	572,192	134,517

Derivative Financial Instruments Payable
Cross currency swaps	(115,835)	(557,286)
Interest rate swaps	(266,411)	(286,228)
Commodity swaps	(921)	(1,905)
Forward foreign exchange contracts	(35,999)	(44,528)
Exchange traded futures (note 17)	(893)	—
Forward dated loans	(5,484)	(10,462)

	(425,543)	(900,409)

Net amount receivable/(payable) under derivative financial instruments	146,649	(765,892)

15. OTHER LIABILITIES AND PROVISIONS

	CONSOLIDATED		CORPORATION
	2009	2008	2009	2008
	$’000	$’000	$’000	$’000

Provisions for employee benefits	4,525	4,175	—	—
Amounts due to service entity	—	—	4,374	4,003
Creditors and expense accruals	8,917	10,681	8,874	10,617
Dividend payable	92,000	23,500	92,000	23,500

	105,442	38,356	105,248	38,120

The Corporation’s obligations relating to employee benefits are reflected as Amounts due to service entity at the balance date (Refer Note 26).
16. OTHER DISCLOSURES CONCERNING FINANCIAL LIABILITIES
Guarantee of the State
All financial liabilities of the Corporation are guaranteed by the New South Wales Government under Sections 22A and 22B of the Public Authorities (Financial Arrangements) Act 1987.
Financing Arrangements
The Corporation is able to access readily both domestic and offshore capital markets to ensure an adequate funding base. In addition to the Corporation’s domestic benchmark, non-benchmark and promissory note issuances, the following offshore programmes are in place:

	2009	2008

Global exchangeable bonds	AUD 18 billion	AUD 18 billion
Multi-currency Euro medium term note	USD 10 billion	USD 10 billion
Multi-currency Euro commercial paper	USD 5 billion	USD 5 billion

This ready market access is due to the Corporation having the highest level of credit ratings available to any Australian borrower, which derives from the guarantee of the New South Wales Government. The programmes are not contractually binding on any provider of funds.

17. FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES
All financial assets and liabilities are designated as fair value through the profit and loss.
The fair value of exchange traded futures is determined by direct reference to the last settlement price at the balance date on the Sydney Futures Exchange. The unrealised loss on exchange traded futures at balance date was $893,000 (2008: $294,000 gain).
The fair value of all other financial assets and liabilities is estimated using valuation techniques which discount cash flows to present value based on observable market yields for the same or equivalent securities. For loans to government clients and the Corporation’s borrowings, these market yields are derived from, or equal to, the quoted yields for debt securities issued by the Corporation (Note 19). As the Corporation’s loans and borrowings are guaranteed by the New South Wales State Government, credit risk is not a significant factor in the determination of the fair value. Changes in fair value are therefore mainly attributable to fluctuations in market yields and prices arising from changes in market conditions.
18. FINANCIAL RISK
Objectives and Policies
The Corporation manages and monitors a variety of financial risks including Market Risk (interest rate risk and foreign exchange risk), Credit Risk and Liquidity Risk (refer Notes 19, 20 & 21 respectively).
The boundaries within which these risks are undertaken and managed are established under Board policies, management guidelines and client defined mandates. The Corporation monitors compliance with Board policies and management and client constraints. This monitoring is appropriately segregated from the operating business units. Information is summarised daily and reported monthly to the Board.
All aspects of the treasury process are segregated between dealing, settlement, accounting and compliance. In addition, position limits, liquidity limits and counterparty credit limits have been established. These limits are monitored independently of the dealing and settlement functions, with utilisation of these limits summarised and reported to management on a daily basis.
The nature of the Corporation’s core business gives rise to maturity and repricing gaps within the Corporation’s balance sheet which alter from day to day. The Board of the Corporation has identified the risks that arise from these gaps and has established Board policies to prudently limit these risks. In managing the risks in accordance with the Board limits, the Corporation utilises derivative financial instruments.
Derivatives are used to manage interest rate risk and exchange rate risk for certain assets and liabilities within the balance sheet. Derivatives are accounted on a fair value basis with all gains and losses recognised in the income statement.
Equity
The New South Wales Government is not required under legislation to contribute equity to the Corporation. Retained profits are held in lieu of contributed equity and provide a capital base commensurate with the risks inherent in the Corporation’s business.

19. MARKET RISK
Interest Rate Risk
Interest rates equal to, or derived from, the Corporation’s debt securities and used for valuation purposes were:

		Average Quoted Market	Average Quoted Market
	Coupon	Rates at 30 June 2009	Rates at 30 June 2008
	% pa	% pa	% pa

Nominal
Overnight	—	3.000	7.250
90 days	—	3.070	7.500
180 days	—	3.170	7.670
1 December 2010	7.0	3.710	7.350
1 May 2012	6.0	5.040	7.250
1 May 2013	5.25	5.430	—
1 August 2014	5.5	5.775	7.090
1 March 2017	5.5	6.055	7.020
1 April 2019	6.0	6.225	7.005
1 May 2023	6.0	6.435	6.930
1 Nov 2028	5.5	6.660	—
25 Feb 2039	4.62	6.370	—
Capital Indexed
20 November 2025	2.75	3.800	2.525
20 November 2035	2.5	3.470	2.035

The Corporation measures its exposure to interest rate risk in terms of cash flows or notional cash flows generated by financial instruments. These cash flows are discounted to present values at appropriate market yields and margins as described in Note 1(d). Interest rate risk can be in the form of ‘fair value interest rate risk’, such as fixed interest rate instruments which change in value as interest rates move and ‘cash flow interest rate risk’, such as floating interest rate instruments that are reset as market rates change.
The Corporation uses a Value at Risk (VaR) model to measure the market risk exposures inherent in the balance sheet. VaR is measured on a rolling 2-year historical simulation basis using a 99% confidence interval and a 10-day holding period.
VaR is calculated daily and represents an estimate of the loss that can be expected over a 10-day period, with a 1% probability that this amount may be exceeded.
The historical database comprises observations relevant to the major market risk exposures faced by the Corporation including bank bills, bank bill futures, bond futures, semi-government bonds and interest rate swaps. The simulation process captures movements in outright interest rate levels, yield curve tilts and changes in the basis spread between various groups of securities. All historical observations are equally weighted.
As an estimate of market risk, VaR has certain limitations including:
a.	Calculating VaR on an historical simulation basis implicitly assumes that returns in the future will have the same distribution as they had in the past. If this is not the case, VaR may overstate or understate the actual losses experienced.

b.	In rapidly changing markets, the model can be slow to react with the result that VaR at the confidence interval is exceeded more often than statistically expected.

c.	The model quantifies the expected loss at the confidence interval. It does not however indicate the potential size of losses on days VaR is exceeded.
Given the Corporation’s balance sheet positions at 30 June 2009, the maximum potential loss expected over a 10-day period is $22.9 million (2008: $15.2 million), with a 1% probability that this maximum may be exceeded. The average VaR over the year ended 30 June 2009 was $17.7 million (2008: $7.7 million).

19. MARKET RISK (Continued)
Foreign Exchange Risk
The Corporation has policies and procedures in place to ensure that it has no material exposure to changes in foreign exchange rates. Foreign exchange risk arising from offshore borrowings undertaken in foreign currencies to fund Australian dollar assets is covered by entering into Australian dollar cross-currency swaps.
Forward foreign exchange contracts with clients are covered by corresponding forward foreign exchange contracts with market counterparties. In the majority of these arrangements, the clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.
Other Price Risk
The Corporation has no material exposure to other price risk in relation to commodity swaps as transactions with clients are covered by corresponding commodity swaps with market counterparties. The clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.
20. CREDIT RISK
For all classes of financial assets, with the exceptions noted below, the maximum credit risk is equal to the fair value already disclosed.
As loans to government clients (including forward dated loans) are guaranteed by the New South Wales Government, no credit risk is deemed to arise.
Derivative financial instruments include swaps, forward dated loans, forward foreign exchange contracts, forward rate agreements, futures and options. The Corporation does not use credit derivatives, such as credit default swaps, to mitigate credit risks.
The market convention for the calculation of credit exposure for derivative financial instruments is to add to the market value an amount of potential exposure as determined by reference to the length of time to maturity and face value. The additional credit exposure is noted in the concentration of credit risks below.
For financial instruments where face value is greater than market value, the face value is disclosed to reflect the maximum potential credit exposure.
The Corporation’s exposure to settlement risk is represented by the amount of Outstanding Settlements Receivable shown on the balance sheet. These amounts were settled within seven days after the balance date and are excluded from the concentration of credit risk below.
Collateral
The Corporation may obtain collateral in relation to securities loaned under its stock lending facility, if required by Board policy. Board policy dictates that collateral will be required where predefined counterparty credit limits are exceeded. The terms and conditions of the Corporation’s stock lending facility are governed by standard industry agreements, reflecting current Australian market practice. (Note 25(a)).
The Corporation obtains collateral in relation to securities sold under repurchase agreements. The terms and conditions of the repurchase agreements are governed by standard industry agreements, reflecting current Australian market practice. In the event of default the Corporation is immediately entitled to offset the cash collateral against the amounts owed by the defaulting counterparty. Cash collateral received for repurchase agreements outstanding at the balance date totalled $64.5 million (2008: $186.4 million).
The Corporation may obtain, or provide, collateral to support amounts due under swap transactions with certain counterparties. The collateral may include cash or eligible securities obtained, or provided, when agreed market value thresholds are exceeded. These arrangements are agreed between the Corporation and each counterparty and take the form of annexures to the standard industry agreement governing the underlying swap transaction. There was no collateral received, or provided, under these arrangements at balance date (2008: nil).

20. CREDIT RISK (Continued)
Concentration of Credit Risk
By credit rating — 2009(1)

							Other (2)
	AAA	AA+	AA	AA-	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Cash and liquid assets	5	—	88,265	144,488	370	—	—	233,128
Due from financial institutions	—	—	1,481,762	—	—	—	—	1,481,762
Securities held	1,446,284	1,906,460	2,111,282	477,150	1,233,853	413,003	165,116	7,753,148
Derivative financial instruments	42,926	—	197,202	174,990	157,074	—	—	572,192

	1,489,215	1,906,460	3,878,511	796,628	1,391,297	413,003	165,116	10,040,230

Stock lending	—	—	—	—	—	—	—	—
Additional potential exposure to derivatives	30,856	—	40,938	72,533	77,595	—	719	222,641
Additional potential exposure to financial instruments	—	69	10,587	2,850	6,147	2,997	2,585	25,235

	1,520,071	1,906,529	3,930,036	872,011	1,475,039	416,000	168,420	10,288,106

By credit rating — 2008(1)

							Other (2)
	AAA	AA+	AA	AA-	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Cash and liquid assets	5	—	218,650	228,955	—	—	—	447,610
Due from financial institutions	—	—	21,288	—	—	—	—	21,288
Securities held	1,439,175	297,394	2,644,238	345,479	810,529	—	137,651	5,674,466
Derivative financial instruments	46,433	—	80,027	7,763	—	—	294	134,517

	1,485,613	297,394	2,964,203	582,197	810,529	—	137,945	6,277,881

Stock lending	—	—	348,579	243,040	—	—	—	591,619
Additional potential exposure to derivatives	28,127	6,162	61,441	41,968	—	—	144	137,842
Additional potential exposure to financial instruments	42,150	2,606	33,749	4,521	11,471	—	2,349	96,846

	1,555,890	306,162	3,407,972	871,726	822,000	—	140,438	7,104,188

20. CREDIT RISK (Continued)
By classification of counterparty — 2009

	Governments(3)	Banks(4)	Other(4)	Total
	$’000	$’000	$’000	$’000

Cash and liquid assets	5	233,123	—	233,128
Due from financial institutions	—	1,481,762	—	1,481,762
Securities held	3,018,579	4,630,228	104,341	7,753,148
Derivative financial instruments	40,014	529,724	2,454	572,192

	3,058,598	6,874,837	106,795	10,040,230

Stock lending	—	—	—	—
Additional potential exposure to derivatives	500	204,872	17,269	222,641
Additional potential exposure to financial instruments	69	23,288	1,878	25,235

	3,059,167	7,102,997	125,942	10,288,106

By classification of counterparty — 2008

	Governments(3)	Banks(4)	Other(4)	Total
	$’000	$’000	$’000	$’000

Cash and liquid assets	5	447,605	—	447,610
Due from financial institutions	—	21,288	—	21,288
Securities held	1,354,850	4,087,629	231,987	5,674,466
Derivative financial instruments	48,652	85,211	654	134,517

	1,403,507	4,641,733	232,641	6,277,881

Stock lending	—	591,619	—	591,619
Additional potential exposure to derivatives	1,475	109,038	27,329	137,842
Additional potential exposure to financial instruments	42,150	52,358	2,338	96,846

	1,447,132	5,394,748	262,308	7,104,188

(1)	Credit rating as per Standard & Poor’s or equivalent

(2)	Short term ratings of A-2 or better, when counterparty has no long term rating or the long term rating is A- or lower.

(3)	Governments — foreign, Commonwealth and other Australian states.

(4)	All counterparties are required to be operating in an OECD country which is rated A+ or better.

21. LIQUIDITY RISK
The Corporation maintains adequate levels of liquidity within minimum prudential and maximum ranges set by the Board. The minimum prudential level is defined as a percentage of total liabilities and is held to meet unanticipated calls and to cover temporary market disruptions. Additional levels of liquidity are maintained up to the maximum approved range to satisfy a range of circumstances, including client funding requirements, maturing commitments, and balance sheet management activities.
The following table summarises contractual (undiscounted) cashflows by time ranges. The amounts differ from the balance sheet which is based on fair value or discounted cash flows.

		Up to 3	3 to 12	1 to 2	2 to 5	Over 5
	At call	months	months	years	years	years	Total
2009	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Financial Assets
Cash and liquid assets	11,646	221,500	—	—	—	—	233,146
Outstanding settlements receivable	1,054,344	—	—	—	—	—	1,054,344
Due from financial institutions	—	967,777	509,911	3,334	7,424	12,341	1,500,787
Securities held	—	3,738,181	1,595,314	1,070,101	1,499,359	310,421	8,213,376
Loans to government clients	—	4,283,472	4,110,226	5,970,104	11,556,560	25,580,087	51,500,449

Financial Assets	1,065,990	9,210,930	6,215,451	7,043,539	13,063,343	25,902,849	62,502,102

Financial Liabilities
Due to financial institutions	—	(3,790,572)	—	—	—	—	(3,790,572)
Outstanding settlements payable	(290,189)	—	—	—	—	—	(290,189)
Due to government clients	—	(812,972)	(56,645)	(3,844)	(8,963)	(15,949)	(898,373)
Borrowings—CallableNotes	—	(608,335)	(1,132,428)	—	(33,489)	—	(1,774,252)
— Other		(424,806)	(4,764,745)	(9,522,983)	(14,156,888)	(27,123,587)	(55,993,009)

Financial Liabilities	(290,189)	(5,636,685)	(5,953,818)	(9,526,827)	(14,199,340)	(27,139,536)	(62,746,395)

Net Financial Assets/(Liabilities)	775,801	3,574,245	261,633	(2,483,288)	(1,135,997)	(1,236,687)	(244,293)

Derivatives
Derivatives Receivable	—	766,861	1,645,334	575,026	619,063	2,238,790	5,845,074
Derivatives Payable	(893)	(1,100,853)	(1,658,445)	(231,620)	(431,138)	(2,023,134)	(5,446,083)

Net Derivatives	(893)	(333,992)	(13,111)	343,406	187,925	215,656	398,991

Net	774,908	3,240,253	248,522	(2,139,882)	(948,072)	(1,021,031)	154,698

Cumulative	774,908	4,015,161	4,263,683	2,123,801	1,175,729	154,698	—

21. LIQUIDITY RISK (Continued)

		Up to 3	3 to 12		2 to 5	Over 5
	At call	months	months	1 to 2 years	years	years	Total
2008	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Financial Assets
Cash and liquid assets	447,697	—	—	—	—	—	447,697
Outstanding settlements receivable	418,718	—	—	—	—	—	418,718
Due from financial institutions	—	1,065	2,501	3,566	8,539	14,560	30,231
Securities held	—	4,269,948	187,526	726,790	536,045	399,703	6,120,012
Loans to government clients	1,551,125	3,874,099	1,840,722	3,370,908	13,205,325	18,037,929	41,880,108

Financial Assets	2,417,540	8,145,112	2,030,749	4,101,264	13,749,909	18,452,192	48,896,766

Financial Liabilities
Due to financial institutions	(274,919)	(3,147,792)	—	—	—	—	(3,422,711)
Outstanding settlements payable	(305,281)	—	—	—	—	—	(305,281)
Due to government clients	(224,844)	(234,520)	(64,447)	(3,592)	(8,635)	(14,686)	(550,724)
Borrowings—CallableNotes	—	(488,316)	(887,666)	(9,804)	(9,804)	(15,686)	(1,411,276)
— Other	—	(625,621)	(1,585,661)	(4,679,546)	(17,362,725)	(18,783,559)	(43,037,112)

Financial Liabilities	(805,044)	(4,496,249)	(2,537,774)	(4,692,942)	(17,381,164)	(18,813,931)	(48,727,104)

Net Financial Assets/(Liabilities)	1,612,496	3,648,863	(507,025)	(591,678)	(3,631,255)	(361,739)	169,662

Derivatives
Derivatives Receivable	294	583,312	1,267,472	442,597	496,239	682,603	3,472,517
Derivatives Payable	—	(815,827)	(1,547,323)	(353,836)	(264,330)	(271,218)	(3,252,534)

Net Derivatives	294	(232,515)	(279,851)	88,761	231,909	411,385	219,983

Net	1,612,790	3,416,348	(786,876)	(502,917)	(3,399,346)	49,646	389,645

Cumulative	1,612,790	5,029,138	4,242,262	3,739,345	339,999	389,645	—

Callable Notes are issued under the Multi Currency Euro Medium Term Note Programme. These notes are issued with a maturity date greater than five years however are disclosed in the financial report at the first optional redemption date. Each of these notes is fully matched with a derivative transaction.
Contractual commitments and undrawn loan commitments are disclosed in Note 25 (Contingent Liabilities & Commitments).

22. SUPERANNUATION
Any unfunded superannuation liabilities arising from defined benefit schemes for employees are recognised as a liability and included in Provisions for employee benefits in Note 15. Amounts representing prepaid superannuation contributions are recognised as an asset and included in Note 9. Actuarial gains and losses are recognised immediately outside the income statement in the statement of recognised income and expense for the special purpose service entity, Treasury Corporation Division of the Government Service, in the year they occur.
The funds below hold in trust the investments of the closed NSW public sector superannuation schemes:
▪	State Authorities Superannuation Scheme (SASS)
▪	State Superannuation Scheme (SSS)
▪	State Authorities Non-contributory Superannuation Scheme (SANCS)
These funds are all defined benefit schemes, where at least a component of the employee’s final benefit is derived from a multiple of member salary and years of membership. All schemes are closed to new members.
All fund assets are invested at arms length. Payments may be made to Pillar Administration to reduce the superannuation liability. These payments are held in investment reserve accounts by Pillar Administration.
Superannuation obligations are the responsibility of Treasury Corporation Division of the Government Service (Note 26).
The 2009 actuarial assessment of SASS, SANCS and SSS was based on the requirements of Australian Accounting Standard AASB 119 Employee Benefits. This standard requires that a market determined risk-adjusted discount rate be applied as a valuation interest rate in the calculation of the value of accrued benefits. To satisfy the AASB 119 requirements, the following principal actuarial assumptions were applied at the report date.

	2009	2008
	% pa	% pa

Discount Rate at 30th June (1)	5.6	6.5
Expected return on assets backing current pension liabilities	8.1	8.3
Expected salary increases — next financial year	3.5	3.5
— thereafter	3.5	3.5
Expected rate of CPI Increase	2.5	2.5

(1)	This rate reflects market yields of government bonds at balance date.
Reconciliation of the movement in (net) Unfunded Liability/Prepaid Contribution

					TOTALS
	SASS	SANCS	SSS	2009	2008
	$’000	$’000	$’000	$’000	$’000

Net (asset)/liability at start of year	(89)	(19)	(117)	(225)	(230)
Net expense/(credit) recognised in the Income statement	(31)	18	94	81	5
Contributions	—	—	—	—	—

Net (asset)/liability at end of year	(120)	(1)	(23)	(144)	(225)

23. CONTRACTUAL COMMITMENTS

	2009	2008
	$’000	$’000

Capital Commitments

Not later than one year	20	1,270

	20	1,270

Operating Lease

Not later than one year	2,193	2,086
Later than one year but not later than five years 4,	401	6,560

	6,594	8,646

Operating lease commitments relate to the Corporation’s lease rental of its business premises with remaining lease term of three years and an option to extend for a further five years. The operating lease commitments include cleaning, outgoings and car parking. The current rental agreement expires on 19 May 2012.
Capital and operating lease commitments have been stated with the amount of Goods and Services Tax included, where applicable.
24. FIDUCIARY ACTIVITIES
The Corporation acts both as Trustee and as manager of funds under the Hour-Glass facility trusts and actively manages asset and debt portfolios on behalf of clients.

	2009	2008
	$’000	$’000

At the year end, the funds under management were:
- Hour-Glass facility trusts	7,477,514	10,362,335
- Specific client mandates	3,811,193	3,397,462

	11,288,707	13,759,797

These funds were managed by
- External fund managers	4,557,348	8,607,457
- The Corporation	6,731,359	5,152,340

	11,288,707	13,759,797

Additionally, the Corporation has mandates from clients to manage their debt portfolios.

At the year end the debt portfolios under management were:	25,357,007	18,899,811

25. CONTINGENT LIABILITIES AND COMMITMENTS
a.	The Corporation has on loan to the fixed interest market, under its stock lending facility, Corporation bonds with total market value of Nil (2008: $591.62 million).

These bonds are not recorded in the Corporation’s financial statements.

In the unlikely event of default by the borrowers of bonds, the Corporation would obtain ownership of any security pledges held as collateral against stock it has lent. There were no security pledges required to be held at 30 June 2009 or 30 June 2008.

b.	During the year, the Corporation provided short term liquidity facilities to approved client authorities. These facilities are offered on a revolving basis. At the year end, the total facilities were $5,325.50 million (2008: $4,802.90 million) and undrawn commitments were $4,498.42 million (2008: $3,291.03 million). Drawn commitments are recognised as loans to government clients on the balance sheet.

c.	The Corporation has issued unconditional payment undertakings on behalf of some New South Wales public sector clients participating in the national wholesale electricity market to pay to the system administrators on demand in writing any amount up to an aggregate maximum agreed with individual participants.

The Corporation has also issued undertakings on behalf of other New South Wales public sector clients in respect of those clients performance under contracts with third parties.

Amounts paid under these undertakings are recoverable from the New South Wales public sector agency participants. This financial accommodation is Government guaranteed.

At balance date, the aggregate amounts totalled $655.42 million (2008: $1,326.52 million).

d.	The Corporation has a commitment totalling $650.00 million (2008: $650.00 million) to provide motor vehicle finance to the New South Wales Government. As at year end, the undrawn commitments under these commitments are $97.86 million (2008: $101.73 million). Drawn commitments are recognised as loans to government clients on the balance sheet.
26. RELATED PARTIES
KEY MANAGEMENT PERSONNEL
Key management personnel include the directors and executives with the authority and responsibility for managing the consolidated entity. Compensation for key management personnel is disclosed in Note 4.
Where certain of the Corporation’s key management personnel are also considered to be key management personnel of entities with whom the Corporation transacts, those transactions are conducted on an arms length basis, under the Corporation’s normal commercial terms and conditions.
CONSOLIDATED GROUP
The consolidated group consists of the Corporation, its wholly owned subsidiary, TCorp Nominees Pty Limited and the special purpose service entity, Treasury Corporation Division of the Government Service.

26. RELATED PARTIES (Continued)
TCorp Nominees Pty Limited is incorporated in New South Wales and all ongoing costs of incorporation and audit are borne by the Corporation. Details in relation to TCorp Nominees Pty Limited are:

2009 & 2008

Class of shares held	Ordinary
Interest held	100%
Amount of investment	$2
Dividends received or receivable	Nil
Contribution to profit	Nil
Principal activity	Security Trustee

There were no other transactions with or balances between TCorp Nominees Pty Limited and the Corporation or external parties.
From 17 March 2006, all employees of the Corporation (and concomitantly, legal responsibility to pay employee benefits including on-costs and taxes) and related administrative services were transferred from the Corporation to the Treasury Corporation Division of the Government Service in accordance with the Public Sector Employment Legislation Amendment Act 2006. This legal change has no financial effect on the financial performance or position of the Corporation or the consolidated entity as the Corporation fully reimburses the Treasury Corporation Division of the Government Service for all employee-related costs and services. The Treasury Corporation Division is a not-for-profit entity.
In the financial report of the Corporation, on-going obligations to provide employee benefits are shown as Amounts Due to Service Entity under the heading Other Liabilities and Provisions in the balance sheet. Staff costs incurred from 17 March 2006 are classified as Personnel Services costs in the income statement. There are no material impacts on the financial results or position of the consolidated entity.
OTHER STATUTORY RELATIONSHIPS
The Corporation is a statutory authority established under the Treasury Corporation Act 1983. Dividends payable by the Corporation are determined by the NSW Treasurer in accordance with the Public Finance and Audit Act 1983. The financial results of the Corporation are consolidated annually in the Consolidated Financial Report of the NSW Total State Sector.
The Public Authorities (Financial Arrangements) Act 1987 requires NSW government authorities to borrow only from the Corporation unless a specific exemption is granted by the NSW Treasurer.
OTHER NSW GOVERNMENT ENTITIES
Under the Treasury Corporation Act 1983 the Corporation’s principal objective is to provide financial services for, or for the benefit of, the NSW government, public authorities and other public bodies. More specifically, the Corporation may engage in the following activities in relation to NSW government and NSW public authorities:
•	The provision of finance;

•	The management or advice on management of assets and liabilities;

•	The acceptance of funds for investment.
All clients of the Corporation are NSW government entities. The Corporation transacts with its clients under the Corporation’s normal terms and conditions.

27. CASH FLOW STATEMENT — RECONCILIATION OF CASH AND LIQUID ASSETS
Cash and liquid assets as at the end of the year as shown in the Cash Flow Statement is reconciled to the related items in the balance sheet.

	2009	2008
	$’000	$’000

Cash and liquid assets	233,128	447,610
Short term borrowings	(397,024)	(232,835)

Cash and cash equivalents	(163,896)	214,775

28. RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO NET PROFIT

	2009	2008
	$’000	$’000

Net cash used in operating activities	(6,565,960)	(2,860,620)
Add/(less): adjustments arising from
- net loans to clients	6,388,637	2,902,722
- net change in coupons accrued at each year end on financial assets and liabilities	207,260	(25,374)
- net change in other assets	13,503	4,549
- net change in other liabilities and provisions, excluding dividend	987	(7,035)

	44,427	14,242

Add/(less): amounts contributing to net profit but not generating operating cash flows
- gain on disposal of plant and equipment	72	50
- gain/(loss) on sale of financial instruments	(471,875)	210,640
- fair value gain/(loss) (unrealised)	553,936	(198,995)
- depreciation and amortisation	(2,695)	(2,436)

Profit for the year	123,865	23,501

29. SUBSEQUENT EVENTS
In June 2009, the Corporation confirmed its intention to access the Commonwealth Government’s guarantee of State and Territory borrowings (“Guarantee Scheme”) for certain of its Benchmark bonds, as listed below:
Benchmark Bonds
May 2013
August 2014
March 2017
April 2019
May 2023
The amount outstanding of these benchmark bonds at balance date is set out in Note 13.
The rules of the Guarantee Scheme require New South Wales (the Crown), rather than the Corporation, to apply for coverage. The Crown will be liable to pay the Commonwealth a fee of 0.15% per annum on the face value of existing borrowings at the time of applying to access the Guarantee Scheme, and 0.30% per annum on the face value of any further (new) borrowings.
The Corporation will manage the Crown’s participation in the Guarantee Scheme. The Guarantee Scheme will not have a material impact on the results of the Corporation.
30. AUTHORISATION DATE
This financial report was authorised for issue in accordance with a resolution of the directors of New South Wales Treasury Corporation on 4th September 2009.
- End of Audited Financial Report -

Certificate under Section 41C(1B) and 41C(1C) of the Public Finance and Audit Act 1983 and Clause 11 of the Public Finance and Audit Regulation 2005.
In the opinion of the directors of New South Wales Treasury Corporation:
a.	the financial report and consolidated financial report have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2005 and the Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritive pronouncements of the Australian Accounting Standards Board.

b.	the financial report and consolidated financial report for the year ended 30 June 2009 exhibit a true and fair view of the position and transactions of New South Wales Treasury Corporation and its controlled entities; and

c.	the directors are not aware of any circumstances as at the date of this certificate which would render any particulars included in the financial report and consolidated financial report misleading or inaccurate.
Signed in accordance with a resolution of the Board of Directors:

K F Cosgriff	S W Knight
Director	Director
Sydney, 4 September 2009

GPO BOX 12 Sydney NSW 2001
INDEPENDENT AUDITOR’S REPORT
New South Wales Treasury Corporation and controlled entities
To Members of the New South Wales Parliament
I have audited the accompanying financial report of New South Wales Treasury Corporation (the Corporation), which comprises the balance sheet as at 30 June 2009, the income statement, statement of changes in equity and cash flow statement for the year then ended, a summary of significant accounting policies and other explanatory notes for both the Corporation and the consolidated entity. The consolidated entity comprises the Corporation and the entities it controlled at the year’s end or from time to time during the financial year.
Auditor’s Opinion
In my opinion, the financial report:
▪	presents fairly, in all material respects, the financial position of the Corporation and the consolidated entity as at 30 June 2009, and of their financial performance for the year then ended in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations)

▪	is in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2005

▪	also complies with International Financial Reporting Standards as disclosed in Note 1a.
My opinion should be read in conjunction with the rest of this report.
Board’s Responsibility for the Financial Report
The members of the Board are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the PF&A Act. This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.
Auditor’s Responsibility
My responsibility is to express an opinion on the financial report based on my audit. I conducted my audit in accordance with Australian Auditing Standards. These Auditing Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the members of the Board, as well as evaluating the overall presentation of the financial report.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.
My opinion does not provide assurance:
▪	about the future viability of the Corporation or consolidated entity,

▪	that they have carried out their activities effectively, efficiently and economically, or

▪	about the effectiveness of their internal controls.
Independence
In conducting this audit, the Audit Office of New South Wales has complied with the independence requirements of the Australian Auditing Standards and other relevant ethical requirements. The PF&A Act further promotes independence by:
▪	providing that only Parliament, and not the executive government, can remove an Auditor-General, and

▪	mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.

Peter Achterstraat
Auditor-General
7 September 2009
SYDNEY